UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
________________________

FORM 8-K
________________________

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): May 16, 2012

Commission File Number 333-117800

Peninsula Gaming, LLC	Peninsula Gaming Corp.
(Exact name of registrant as specified in its charter)	(Exact name of registrant as specified in its charter)

Delaware	Delaware
(State or other jurisdiction of incorporation or organization)	(State or other jurisdiction of incorporation or organization)

20-0800583	25-1902805
(I.R.S. Employer Identification No.)	(I.R.S. Employer Identification No.)

301 Bell Street
Dubuque, Iowa  52001
(Address of executive offices, including zip code)

(563) 690-4975
(Registrant’s telephone number, including area code)
________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On May 16, 2012, Peninsula Gaming Partners, LLC (“PGP”), the sole member of Peninsula Gaming, LLC, a Delaware limited liability company (the “Company” or “PGL”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Boyd Gaming Corporation (“Boyd”), Boyd Acquisition II, LLC, a newly formed indirect wholly-owned subsidiary of Boyd (“Holdco”), and Boyd Acquisition Sub, LLC, a newly formed direct wholly-owned subsidiary of Holdco (“Merger Sub”).  The Merger Agreement provides, among other things, that upon the terms and subject to the conditions set forth therein, Merger Sub will merge with and into PGL, with PGL surviving as a direct wholly-owned subsidiary of Holdco (the “Merger”).  Following the Merger, PGL will be an indirect wholly-owned subsidiary of Boyd.

Upon the terms and subject to the conditions of the Merger Agreement, which has been approved and adopted by each of the board of managers of PGP and the board of directors of Boyd, Boyd will acquire PGL for approximately $1.45 billion, net of certain expenses and adjustments, which will consist of (i) cash, (ii) the refinancing of PGL’s existing indebtedness and (iii) a promissory note issued by Holdco to PGP in a principal amount of approximately $144 million, which amount is subject to adjustment based on PGL’s outstanding debt, cash, working capital, certain assets, liabilities and costs, and transaction expenses at the closing of the Merger, as well as any indemnification claims in accordance with the terms of the Merger Agreement. In addition, Holdco is obligated to make an additional payment to PGP in 2016 if Kansas Star’s EBITDA for 2015 exceeds $105 million.  The additional payment would be in an amount equal to 7.5 times the amount by which Kansas Star 2015 EBITDA exceeds $105 million.

The Merger Agreement contains customary representations, warranties, covenants and indemnities by the parties thereto.  In addition to other covenants, PGP and PGL have each agreed, (i) to conduct their respective operations in the ordinary course of business consistent with past practice between the execution and delivery of the Merger Agreement and the consummation of the Merger and (ii) not to solicit proposals relating to alternate transactions during such period and not to engage in discussions concerning or furnish non-public information in connection with such alternative transactions.

The completion of the Merger is subject to various conditions, including, among others, (i) obtaining approval of certain gaming regulators and (ii) the termination or expiration of applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.  Subject to the satisfaction or waiver of conditions in the Merger Agreement, PGP expects the transaction to close by the end of 2012.

The Merger Agreement contains certain termination rights for both PGP and Boyd and further provides that, in connection with the termination of the Merger Agreement under specified circumstances, Boyd may be required to pay PGP a termination fee of up to $45 million.

The foregoing summary of the Merger Agreement and the transactions contemplated thereby contained in this Item 1.01 does not purport to be a complete description and is qualified in its entirety by reference to the terms and conditions of the Merger Agreement, a copy of which is attached as Exhibit 2.1 and incorporated herein by reference.  The Merger Agreement has been included to provide investors with information regarding its terms and conditions. It is not intended to provide any other factual information about the parties thereto or any of their respective subsidiaries. The representations, warranties and covenants contained in the Merger Agreement were made only for purposes of the Merger Agreement and as of specific dates and solely for the benefit of the parties to the Merger Agreement.  In particular, the assertions embodied in the representations and warranties contained in the Merger Agreement are qualified by information in a confidential disclosure schedule provided by the Company to Boyd in connection with the signing of the Merger Agreement.  The confidential disclosure schedule contains information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the Merger Agreement. Moreover, certain representations and warranties in the Merger Agreement were used for the purpose of allocating risk between the contracting parties rather than establishing matters as facts, and are subject to materiality qualifications contained in the Merger Agreement, which may differ from what may be viewed as material by investors.  In addition, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the Company’s or Boyd’s public disclosures.  Accordingly, you should not rely on the representations and warranties in the Merger Agreement as characterizations of the actual state of facts about the parties thereto.

Item 9.01.  Financial Statements and Exhibits

(d)  Exhibits

Exhibit No.	Description

2.1
Agreement and Plan of Merger, dated May 16, 2012, among Boyd Gaming Corporation, Boyd Acquisition II, LLC, Boyd Acquisition Sub, LLC, Peninsula Gaming Partners, LLC and Peninsula Gaming, LLC.   (filed herewith).*

* Exhibits and schedules have been omitted pursuant to Item 601(b) of Regulation S-K. The Company hereby undertakes to furnish supplementally copies of any of the omitted exhibits and schedules upon request by the SEC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  May 22, 2012

PENINSULA GAMING, LLC

By: /s/ M. Brent Stevens
Name: M. Brent Stevens
Title: Chief Executive Officer

PENINSULA GAMING CORP.

By: /s/ M. Brent Stevens
Name: M. Brent Stevens
Title: Chief Executive Officer

3